Exhibit 99.1

Gulf Island Fabrication, Inc. Reports Fourth Quarter Earnings

HOUMA, La.--(BUSINESS WIRE)--March 5, 2009--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $874,000 ($.06 diluted EPS) on revenue of $86.2 million for its fourth quarter ended December 31, 2008, compared to net income of $8.9 million ($.62 diluted EPS) on revenue of $100.9 million for the fourth quarter ended December 31, 2007. Net income for the twelve months ended December 31, 2008 was $29.0 million ($2.03 diluted EPS) on revenue of $420.5 million, compared to net income of $31.2 million ($2.18 diluted EPS) on revenue of $472.7 million for the twelve months ended December 31, 2007.

The company had a revenue backlog of $360.2 million and a labor backlog of approximately 3.9 million man-hours remaining to work, which consist of work remaining at December 31, 2008 and commitments received through March 5, 2009. Included in our backlog are approximately $150.4 million and 1.6 million man-hours remaining on the MinDOC II project in which the customer has announced will be postponed and will be utilized at another of their locations sometime in the future.

SELECTED BALANCE SHEET INFORMATION (in thousands)
	December 31,	December 31,
	2008	2007
Cash, cash equivalents and short-term investments	$13,839	$24,640
Total current assets	136,380	135,747
Property, plant and equipment, at cost,net	204,695	188,766
Total assets	350,890	325,213
Total current liabilities	74,940	78,363
Debt	0	0
Shareholders' equity	254,207	228,913
Total liabilities and shareholders' equity	350,890	325,213

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday March 6, 2009, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended and year ended December 31, 2008. The call is accessible by webcast www.gulfisland.com) through CCBN and by dialing 1.888.747.4664, participant passcode 5342961. A digital rebroadcast of the call is available two hours after the call and ending March 13, 2009 by dialing 1.888.203.1112, replay passcode: 5342961.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms ((“TLPs”)), SPARs, FPSOs, MinDOCs); piles; wellhead protectors; subsea templates; various production, compressor and utility modules; offshore living quarters; brown water tow boats; tanks and barges. The Company also provides offshore interconnect pipe hook-up; inshore marine construction; manufacture and repair of pressure vessels; heavy lifts such as ship integration and TLP module integration; loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo; onshore and offshore scaffolding; piping insulation services and steel warehousing and sales.

GULF ISLAND FABRICATION, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenue	$86,198	$100,894	$420,507	$472,739
Cost of revenue	83,465	84,705	368,211	415,901
Gross profit	2,733	16,189	52,296	56,838
General and administrative expenses	2,112	2,471	9,451	10,359
Operating income	621	13,718	42,845	46,479

Other income (expense):
Interest expense	(10)	(17)	(41)	(50)
Interest income	26	91	213	434
Other	-	-	(97)	(10)
	16	74	75	374

Income before income taxes	637	13,792	42,920	46,853

Income taxes	(237)	4,941	13,898	15,686

Net income	$874	$8,851	$29,022	$31,167

Per share data:
Basic earnings (loss) per share	$0.06	$0.62	$2.04	$2.20
Diluted earnings (loss) per share	$0.06	$0.62	$2.03	$2.18

Weighted-average shares	14,282	14,195	14,258	14,161
Effect of dilutive securities: employee stock options	3	70	49	109
Adjusted weighted-average shares	14,285	14,265	14,307	14,270

Depreciation and amortization included in expense above	$4,444	$3,665	$17,489	$14,121

Cash dividend declared per common share	$0.100	$0.100	$0.400	$0.400

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, 985-872-2100
Chief Executive Officer
or
Robin A. Seibert, 985-872-2100
Chief Financial Officer